Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
ANCESTRY.COM INC.
a Delaware corporation
ARTICLE I
NAME
     The name of the corporation is Ancestry.com Inc. (the “Corporation”).
ARTICLE II
AGENT
     The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
REVERSE STOCK SPLIT
     Section 4.1 Reverse Stock Split. Effective immediately prior to the effectiveness of the Registration Statement on Form S-1 (File No. 333-160986) originally filed by this Corporation on August 3, 2009 (the “Effective Time”), without any further action on the part of any stockholders of this corporation, a reverse stock split of this Corporation’s outstanding Common Stock (as defined below) shall be effected whereby each two (2) shares of issued and outstanding Common Sock shall be reconstituted and exchanged for one (1) share of Common Stock.
     Section 4.2 No Fractional Shares. No fractional shares of Common Stock shall be issued as a result of the reverse stock split effected pursuant to Article IV, Section 4.1 above. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of share of Common Stock as a result of the reverse stock split effected pursuant to Article IV, Section 4.1 above shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share fair market value of such Common Stock at the Effective Time, as determined in good faith by the Board of Directors of the Corporation.
     Section 4.3 Reference to Numbers. All references to dollar amounts and to numbers and amounts of shares of Common Stock set forth in this Amended and Restated Certificate of Incorporation shall be deemed to include and reflect the effect of the reverse stock split set forth in Article IV, Section 4.1 above and shall not be further adjusted as a result thereof.
ARTICLE V
STOCK
     Section 5.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 180,000,000 of which 175,000,000 shall be designated as Common Stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
     Section 5.2 Common Stock.
          (a) Voting. Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.
          (b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.
          (c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
     Section 5.3 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article V, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
          (i) the number of shares (including fractional shares) constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;
          (ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
          (iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          (iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
          (v) whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;
          (vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;
          (vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and
          (viii) any other relative rights, preferences and limitations of such series.
ARTICLE VI
BOARD OF DIRECTORS
     Section 6.1 Number. The Board of Directors shall consist of such number of directors as fixed, from time to time, pursuant to the Bylaws of the Corporation, the exact number to be determined, from time to time, by resolution adopted by affirmative vote of a majority of such directors then in office.
     Section 6.2 Classification.
          (a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article V hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 6.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 6.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 6.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 6.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.
          (b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
          (c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V hereof, any director, or the entire Board of Directors, may be removed from office at any time, (i) for cause only by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (ii) without cause only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
          (d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
     Section 6.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.
     Section 6.4 Election.
          (a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
          (b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE VII
STOCKHOLDER ACTION
     No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
ARTICLE VIII
SPECIAL MEETINGS OF STOCKHOLDERS
     A special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
ARTICLE IX
EXISTENCE
     The Corporation shall have perpetual existence.
ARTICLE X
AMENDMENT
     Section 10.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3)% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation.
     Section 10.2 Amendment of Bylaws. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3)% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend, repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.
ARTICLE XI
LIABILITY OF DIRECTORS
     Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 11.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.